Exhibit 21.1
Subsidiaries of the Registrant
(As of December 31, 2008. All subsidiaries are 100% owned unless indicated otherwise.)

State or Other
Jurisdiction
of
Name	Incorporation

Atlas Air Worldwide Holdings, Inc. (Registrant)	Delaware
Atlas Air, Inc.	Delaware
Atlas Air Crew Services, Ltd.(1)	United Kingdom
Liege Global Cargo (2)	Belgium
Polar Air Cargo Worldwide, Inc. (3)	Delaware
Polar Air Cargo LLC.	California
Titan Aviation Leasing Limited	Ireland

(1)	In dissolution.

(2)	86% owned and dissolved as of January 15, 2009.

(3)	51% owned.